FILED PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 333-70306
PROSPECTUS SUPPLEMENT NO. 7
TO PROSPECTUS DATED OCTOBER 22, 2001

$360,000,000

The PMI Group, Inc.

2.50% Senior Convertible Debentures due 2021
and
Shares of Common Stock Issuable Upon Conversion of the Debentures

This prospectus supplement supplements information contained in the prospectus dated October 22, 2001 covering the resale by selling securityholders of our 2.50% Senior Convertible Debentures due 2021, or the Debentures, and shares of our common stock issuable upon conversion of the Debentures. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the Debentures are set forth in the prospectus.

See “Risk Factors” section beginning on page 6 of the prospectus to read about factors you should consider before purchasing the Debentures or common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Securityholders” in the prospectus is amended by superceding the information with respect to a person previously listed in the prospectus that is listed below:

Name	Aggregate Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding	Number of Shares of Common Stock Offered
Banc of America Securities LLC	500,000	*	5,662

The selling securityholder listed above acted as lead underwriter in the initial offering of the Debentures.

The date of this prospectus supplement is June 7, 2002.